Exhibit 10.6

English Summary of French language lease agreement dated February 7, 2014 (the “Lease”) by and between Foncière Medicale N°1 (the “Lessor”) and Talend S.A. (the “Tenant”).

a.                  Lessor

FONCIÈRE MEDICALE N°1, a French civil company registered under the laws of France, having its registered office 10, rue de Valmy — 92800 Puteaux (France), duly registered with the Companies register under number 331 691 709 RCS Nanterre.

b.                  Description of the leased premises

Commercial activity premises and office space in a building located at 9/11 rue Pagès — 92150 Suresnes (France), consisting of:

•                  Commercial activities: lot n°12 on the first floor of the building A

•                  Offices: lot n°21 on the 2nd floor of the building A

•                  Offices: lot n°22 on the 2nd floor of the building A

•                  Offices: lot n°51 on the 5th floor of the building A

•                  Twelve underground parking spaces

•                  Four outside parking spaces

c.                   Duration and effectiveness of the lease

In compliance with the French Commercial Code, the commercial lease duration is nine years and shall terminate on February 16, 2023. Tenant holds the possibility to terminate the Lease at the end of each three-year period. The end of the first three-year period is February 16, 2017 and second three-year period ends on February 16, 2020.

The effective date of the Lease is February 17, 2014.

d.                  Allowed activity in the premises

Premises are leased to the use of commercial activity and office space in compliance with Tenant corporate purpose.

e.                   Rent

Annual rent is €246,000, VAT and charges excluded, payable on a quarterly basis, each January 1st, April 1st, July 1st and October 1st.

Amount of the annual charges and tax is €80,280.

f.                    Rent adjustment

Amount of the rent shall be adjusted annually on the anniversary date of the contract (February 7th), according to the National Cost of Construction index published quarterly by the National Institute of Statistics and Economic Studies (“INSEE”).

g.                  Security deposit

Security deposit is equal to three-month rent, which is €61,500. Each rent adjustment shall imply corresponding adjustment of the security deposit.

h.                  Sublease

Tenant may sublease part of the premises to subsidiaries, in which Tenant holds more than 50% of the share capital.

In this case, Tenant shall sole remain liable for the payment of the rent vis-à-vis the Lessor.

i.                      Repairs

In compliance with applicable regulation, Tenant commits to keep the premises in good condition and to bear minor and current repairs and daily maintenance.

By way of derogation from Article 606 of the French Civil Code, major repairs in the premises shall be borne by the Lessor.

j.                     Works, installations, arrangements

Tenant shall not make any disposal modification of the premises, no wall piercing or any work related to the building structure without prior administrative and Lessor authorization.

k.                  Insurance

Lessor shall have the building insured against the following risks: fire, climate events and natural disaster. Tenant shall be insured against all risks related to its activities.

l.                     Liability and remedies

Tenant waives all recourse against the Lessor, and in particular in case of (i) theft or pillaging in the premises, the Lessor being not liable for any monitoring obligation, (ii) gas or electricity public services interruptions in the building, deriving from administration’s liability, works, or any force majeure event.

m.              Termination

In case of a failure by Tenant to pay any due amount by the required date or to meet any of the provisions of the lease agreement, the Lessor may decide to terminate the lease agreement upon expiry of a one-month period starting from an unproductive summons to pay delivered to Tenant.